CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the incorporation in this Registration Statement on Form 10-12G/A, of my report dated March 31, 2012, of ADB International Group, Inc. (A Development Stage Company) relating to the financial statements as of December 31, 2011, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/Michael F. Cronin
Certified Public Accountant,
Orlando, Florida
April 25, 2013